Exhibit 35.6

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Citigroup Commercial Mortgage Securities Inc.

390 Greenwich Street, 5th Floor

New York, New York 10013

RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator for the Empire Hotel & Retail Companion Loan (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “reporting period”):

(a)	A review of Wells Fargo’s activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

(b)	To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 26, 2015

\s\ Brian Smith
Brian Smith
Vice President

To: Citigroup Commercial Mortgage Securities Inc.

Schedule A

List of Servicing Agreement(s) and Series

Pooling and Servicing Agreement dated as of February 1, 2013 by and among GS MORTGAGE SECURITIES CORPORATION II, Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, Master Servicer, LNR PARTNERS, LLC, Special Servicer, TRIMONT REAL ESTATE ADVISORS, INC., Operating Advisor WELLS FARGO BANK, NATIONAL ASSOCIATION Certificate Administrator and U.S. BANK NATIONAL ASSOCIATION, Trustee relating to the series, GSMC 2013-GC10 Commercial Mortgage Pass-Through Certificates transaction , relating to the Empire Hotel & Retail Companion Loan, a Pari passu portion of which is included in the Series CGCMT 2013-GCJ11 Commercial Mortgage Pass-Through Certificates transaction.

To: Citigroup Commercial Mortgage Securities Inc.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable